Exhibit (3)(i)

                            ARTICLES OF INCORPORATION

                                       OF

                            RELM Wireless Corporation


     I, the person hereinafter named as incorporator, for the purpose of associating to establish a corporation, under the provisions and subject to the requirements of Title 7, Chapter 78 of Nevada Revised Statutes, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, do hereby adopt and make the following Articles of Incorporation:

     FIRST: The name of the corporation (hereinafter called the corporation) is

            RELM Wireless Corporation

     SECOND: The name of the corporation's resident agent in the State of Nevada is CSC Services of Nevada, Inc., and the street address of the said resident agent where process may be served on the corporation is 502 East John Street, Carson City, Nevada 89706. The mailing address and the street address of the said resident agent are identical.

     THIRD: The corporation is incorporated under the General Corporate Law of the State of Nevada and shall have the unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be formed under the General Corporate Law of the State of Nevada.

     FOURTH: The corporation shall have perpetual existence.

     FIFTH: The aggregate number of shares which the corporation shall have authority to issue is 10,000,000 shares of common stock, par value $0.60 per share and 20,000 shares of preferred stock, par value $1.00 per share.

     No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.


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     SIXTH: The governing board of the corporation shall be styled as a "Board of Directors", and any member of said Board shall be styled as a "Director."

     The number of members constituting the first Board of Directors of the corporation is seven (7); and the name and the post office box or street address, either residence or business, of each of said members are as follows:

NAME                                        ADDRESS
----                                        -------

Donald F.U. Goebert                         1170 Harmony Hill Road
                                            Downingtown, PA 19382

Buck Scott                                  408 McClenaghan Mill Road
                                            Wynnewood, PA 19096

Robert L. MacDonald                         441 Iven Avenue
                                            Wayne, PA 19087

Ralph R. Whitney, Jr.                       3441 Highway 34
                                            Wheatland, WY  82201

James C. Gale                               315 West 106th Street, Apt. 4A
                                            New York, NY 10025

Joel A. Schleicher                          140 Knightsbridge
                                            Watchung, NJ 07060

George N. Benjamin III                      8260 West 116th Street
                                            Overland Park, Kansas 66210

     SEVENTH: The name and the post office box or street address, either residence or business, of the incorporator signing these Articles of Incorporation are as follows:

NAME                                        ADDRESS
----                                        -------

Robert N. Blackford                         2 South Orange Avenue
                                            Orlando, FL 32801


         EIGHTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.


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     NINTH: The corporation shall, to the fullest extent permitted by the
General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     TENTH: The corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, I do hereby execute these Articles of Incorporation on October 23, 1997.

                                  INCORPORATOR

                                  /s/ Robert N. Blackford
                                  -------------------------------------
                                  Robert N. Blackford


STATE OF FLORIDA )
                 ) SS.:
COUNTY OF ORANGE )


     On this 23d day of October, 1997, personally appeared before me, a Notary Public in and for the State and County aforesaid, Robert N. Blackford, known to me to be the person described in and who executed the foregoing Articles of Incorporation, and who acknowledged to me that he executed the same freely and voluntarily and for the uses and purposes therein mentioned.

         Witness my hand and official seal the day and year first above written.


                                              /s/ Patricia Copley
                                            ------------------------------------
                                            Notary Public
         (Notarial Seal)                    Print Name   Patricia Copley
                                                       -------------------------




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